UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2016

WIZARD WORLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2201 Park Place, Suite 101 El Segundo, CA 90245
(Address of principal executive offices)

(310) 648-8410
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Executive Officer, President and Director

On April 19, 2016, Mr. John Macaluso resigned as the Chief Executive Officer and President of Wizard World, Inc. (the “Company”), and as a member of the Board of Directors (the “Board”) of the Company, effective immediately. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of President and Chief Executive Officer

On April 22, 2016, the Board approved the appointment of Mr. John D. Maatta as the Company’s President and Chief Executive Officer, effective as of May 3, 2016. Below is a description of Mr. Maatta’s professional work experience.

John D. Maatta, age 63

John D. Maatta has been a member of the Board since May 25, 2011 and was appointed Chairman of the Board on February 5, 2016. Mr. Maatta is currently engaged in the private practice of law. Formerly, Mr. Maatta was EVP of The CW Television Network and prior to that he was the Chief Operating Officer of The CW Network, which is America’s fifth broadcast network and a network that focuses substantially on targeting young adults between the ages of 18 and 34. From September 2005 through September 2006, Mr. Maatta served as the Chief Operating Officer of The WB, a Warner Bros. television network (“The WB”), where he had direct oversight of all business and operations departments, such as business affairs, finance, network distribution (which included The WB 100+ station group), technology, legal, research, network operations, broadcast standards and human resources. While Chief Operating Officer at The WB, Mr. Maatta also served as The WB’s General Counsel. Mr. Maatta is currently a director of Trader Vic’s, Inc., a Polynesian-style restaurant chain, a position he has held since 1998. Mr. Maatta received a Bachelor of Arts in Government from the University of San Francisco in 1974, and a Juris Doctorate from the University of California, Hastings College of the Law, in 1977.

The Board continues to believe that Mr. Maatta’s experience with operating companies in the entertainment industry and his contacts in the industry will be an important factor in the Company’s growth as a digital entertainment and event company.

Appointment of Chairman of the Board

On April 22, 2016, the Board approved the appointment of Mr. Paul L. Kessler as the Chairman of the Board, effective immediately. Mr. Maatta will continue to serve as a member of the Board. Below please find a description of Mr. Kessler’s professional work experience.

Paul L. Kessler, age 55

Paul L. Kessler has served as a member of the Board since March 17, 2013. Mr. Kessler combines over 25 years of experience as an investor, financier and venture capitalist. In 2000, Mr. Kessler founded Bristol Capital Advisors, LLC, a Los Angeles based investment advisor, and has served as the Principal and Portfolio Manager from 2000 through the present. Mr. Kessler has broad experience in operating, financing, capital formation, negotiating, structuring and re-structuring investment transactions. He is involved in all aspects of the investment process including identification and engagement of portfolio companies. His investment experience encompasses both public and private companies. Mr. Kessler works actively with executives and boards of companies on corporate governance and oversight, strategic repositioning and alignment of interests with shareholders.

The Board continues to believe that Mr. Kessler’s extensive experience in matters including capital formation, corporate finance, investment banking, founder, owner, operator of successful companies, corporate governance, as well as his understanding of capital markets, will provide a significant contribution to the growth of the Company.

Family Relationships

Neither Mr. Maatta nor Mr. Kessler has a family relationship with a current officer or director of the Company.

Related Party Transactions

Other than such transactions previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the United States Securities and Exchange Commission on April 14, 2016, there are no applicable related party transactions.

Compensatory Arrangement

The Company and Mr. Maatta intend to enter into a formal employment agreement within thirty days of Mr. Maatta’s appointment. Mr. Maatta will serve as President and Chief Executive Officer for an initial term of twenty-four (24) months and will receive an annual base salary of $250,000 and be eligible for a performance-based bonus at the discretion of the Board.

In addition, the Company will grant to Mr. Maatta options to purchase up to an aggregate of 1,100,000 shares of the Company’s common stock, subject to the terms and conditions of the Third Amended and Restated 2011 Stock Incentive and Award Plan, in accordance with the following vesting schedule and at the applicable exercise prices therein:

Number of Options:	Exercise Price:	Vesting Date:
300,000	$0.50	Only upon a Change in Control (as defined below)
100,000	$0.50	June 30, 2016
100,000	$0.50	September 30, 2016
100,000	$0.50	December 31, 2016
100,000	$0.55	March 31, 2017
100,000	$0.55	June 30, 2017
100,000	$0.55	September 30, 2017
100,000	$0.60	December 31, 2017
100,000	$0.60	March 31, 2018

“Change in Control” shall have the meaning set forth in the formal employment agreement between the Company and Mr. Maatta. All options will vest immediately upon a Change in Control.

Item 8.01 Other Events.

Item 5.02 is hereby incorporated by reference.

Effective as of April 22, 2016, Mr. Maatta resigned as a member of the Compensation Committee of the Board and as a member and Chairman of the Nominating and Corporate Governance Committee of the Board.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

17.1	Letter of Resignation of John Macaluso, dated April 19, 2016*

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIZARD WORLD, INC.

Date: April 25, 2016	By:	/s/ Paul L. Kessler
	Name:	Paul L. Kessler
	Title:	Chairman